As filed with the Securities and Exchange Commission on November 23, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WF DEFERRED COMPENSATION HOLDINGS, INC.	WELLS FARGO & COMPANY
(Exact name of registrant as specified in charter)	(Exact name of registrant as specified in charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

36-4486316	41-0449260
(IRS Employer Identification Number)	(IRS Employer Identification Number)

420 Montgomery Street San Francisco, California 94163 (866) 878-5865	420 Montgomery Street San Francisco, California 94163 (866) 878-5865
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Strother

Executive Vice President and General Counsel

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

(415) 396-1793

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Jeannine E. Zahn

Wells Fargo & Company

Wells Fargo Center, MAC N9305-173

Sixth & Marquette

Minneapolis, MN 55479

(612) 667-4652

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

This Registration Statement relates to the following securities that were previously registered pursuant to Registration Statement No. 333-155705 (the “Previous Registration Statement”):

•

$2,124,650 deferred compensation obligations of WF Deferred Compensation Holdings, Inc. representing unsecured obligations of WF Deferred Compensation Holdings, Inc. to pay deferred compensation in the future in accordance with the terms of the WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors

•

349,116 unsold shares of Common Stock of Wells Fargo & Company, $1-2/3 par value, issuable in payment of deferred compensation obligations and any additional shares of Common Stock of Wells Fargo & Company issues with respect thereto by way of a share dividend, share split or similar transaction

•	Guarantee of Wells Fargo & Company with respect to the deferred compensation obligations

Pursuant to Rule 415(a)(6) under the Securities Act, the $381.23 filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities, and the offering of securities pursuant to the Previous Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

PROSPECTUS

$2,124,650 of Deferred Compensation Obligations of WF Deferred Compensation Holdings, Inc.	Guarantee of Deferred Compensation Obligations by Wells Fargo & Company

349,116 Shares of Common Stock

of Wells Fargo & Company

As a participant in the Nonqualified Deferred Compensation Plan for Independent Contractors, or the “Plan,” you can defer all or part of your eligible compensation payable to you by a participating company. While deferred, your compensation is treated as if invested in the valuation options you select. However, you do not own or have any claim on any shares or other securities of these valuation options. The amount of compensation you defer and the valuation options you select will determine the deferred compensation benefit payable to you under the Plan.

WF Deferred Compensation Holdings, Inc., the Plan sponsor, is obligated to pay the deferred compensation benefit payable to you under the Plan. If WF Deferred Compensation Holdings, Inc. does not pay your deferred compensation benefit, Wells Fargo & Company is obligated to pay your deferred compensation benefit. There are no conditions to Wells Fargo’s payment obligation other than WF Deferred Compensation Holdings, Inc.’s failure to pay your deferred compensation benefit and Wells Fargo’s ability to pay your deferred compensation benefit.

Neither WF Deferred Compensation Holdings, Inc.’s obligation to pay your deferred compensation benefit nor Wells Fargo’s guarantee of that obligation is funded or secured by any property or assets.

Neither WF Deferred Compensation Holdings, Inc. nor Wells Fargo will receive any proceeds from the issuance of the deferred compensation obligations or the guarantee.

Participation in the Plan has risk. Please read “Risk Factors” on page 3 for information that you should consider before participating in the Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This prospectus is dated November 23, 2011.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by WF Deferred Compensation Holdings, Inc. and Wells Fargo with the Securities and Exchange Commission (SEC) to register the deferred compensation obligations to be issued by WF Deferred Compensation Holdings, Inc. under the Plan and the guarantee of Wells Fargo to be issued with respect to those deferred compensation obligations. The registration statement provides additional important information. See “Where You Can Find More Information” below for information on where you can read, and how you can obtain copies of, the registration statement. A copy of Plan can be obtained as follows: WF Deferred Compensation Holdings, MAC T5340-040, 6333 N. State Highway 161, Suite 400, Irving, Texas 75038, (972) 870-6435.

WF Deferred Compensation Holdings, Inc. is a wholly owned subsidiary of Wells Fargo formed solely to sponsor the Plan and issue the deferred compensation obligations under the Plan. Because Wells Fargo is unconditionally guaranteeing those deferred compensation obligations, this prospectus does not include information about WF Deferred Compensation Holdings, Inc. other than in its capacity as the Plan sponsor.

In October, 2004, Congress passed, and the President signed into law, the American Jobs Creation Act of 2004. The Act added Section 409A to the Internal Revenue Code (IRC). Section 409A has significantly changed the operation and taxation of nonqualified deferred compensation plans and arrangements for compensation not earned and vested before January 1, 2005. We reserve the right to administer and interpret the Plan as we deem necessary or advisable to comply with Section 409A and other applicable law.

When we use the term “affiliate” in this prospectus, we are referring to Wells Fargo and any entity other than the Plan sponsor that is part of a “single employer” within the meaning of subsection (b) or (c) of IRC Section 414 that includes the Plan sponsor. When we use the term “participating company” in this prospectus we are referring to an affiliate that has elected to participate in the Plan and whose election to participate we have approved. When we use the term “your participating company” in this prospectus we are referring to the participating company to or with respect to which you provide qualified services.

From time to time we may merge other nonqualified deferred compensation plans into the Plan. As Plan sponsor, we will determine the terms and conditions of any plan merger including the amount to be credited to the transfer account of each individual whose balance under the merged plan is transferred to the Plan. We also may establish conditions to additional participation in the Plan. We will set forth the terms and conditions of each plan merger in a separate appendix to the Plan. In the section of this prospectus entitled “Transfer Accounts” we describe the important terms and conditions that apply to participants whose balances under merged plans have been transferred to the Plan. These terms and conditions may be different from those that apply to other aspects of Plan participation.

The information set forth in this prospectus is qualified by reference to the Plan. Subject to IRC Section 409A, if there are any differences between the Plan and the information in this prospectus, rely on the Plan as it will control.

WHERE YOU CAN FIND MORE INFORMATION

Wells Fargo files annual, quarterly and special reports, proxy statements and other information with the SEC under File Number 001-02979. Wells Fargo’s SEC filings are available to the public on the SEC’s website at http://www.sec.gov. You can also read and copy reports, statements or other information filed by Wells Fargo with the SEC at the SEC’s Public Reference Room, 100 F Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549.

The SEC allows Wells Fargo to “incorporate by reference” into this prospectus information it files with the SEC, which means that Wells Fargo can disclose important information to you by referring you to those documents. Information incorporated by reference is an important part of this prospectus, and information subsequently filed by Wells Fargo with the SEC automatically updates this information as well as the information included in this prospectus. If there are any differences between information in this prospectus and information in a document that is incorporated by reference, rely on the information in the later filed document.

This prospectus incorporates by reference the Wells Fargo documents set forth below. All of the documents were filed with the SEC under File No. 001-02979.

•

Annual Report on Form 10-K for the year ended December 31, 2010, including information specifically incorporated by reference into the Form 10-K from Wells Fargo’s 2010 Annual Report to Stockholders and its definitive Notice and Proxy Statement for its 2011 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•

Current Reports on Form 8-K filed January 3, 2011, January 3, 2011, January 5, 2011, January 19, 2011, January 28, 2011, January 31, 2011, February 7, 2011, February 8, 2011, February 15, 2011, February 28, 2011, March 2, 2011, March 7, 2011, March 15, 2011, March 18, 2011, March 18, 2011, March 22, 2011, March 29, 2011, March 29, 2011, March 30, 2011, March 31, 2011, April 5, 2011, April 8, 2011 , April 20, 2011, April 25, 2011, April 29, 2011, May 6, 2011, May 6, 2011, May 13, 2011, May 25, 2011, May 25, 2011, May 31, 2011, June 7, 2011, June 13, 2011, June 28, 2011, June 30, 0211, July 6, 2011, July 19, 2011, July 28, 2011, July 29, 2011, August 5, 2011, August 12, 2011, August 12, 2011, August 19, 2011, August 31, 2011, September 1, 2011, September 8, 2011, September 19, 2011, September 30, 2011, October 5, 2011, October 17, 2011, October 24, 2011, October 26, 2011, October 28, 2011, November 8, 2011, November 17, 2011, and November 21, 2011; (other than the portions of those documents not deemed to be filed); and

•

the description of Wells Fargo’s common stock contained in Exhibit 99(e) to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendment or report filed to update such description.

All documents filed by Wells Fargo with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this prospectus and are part of this prospectus from the date of filing.

Copies of any documents (except exhibits that are not specifically incorporated by reference into this prospectus) filed by Wells Fargo with the SEC are available to you without charge upon written or oral request to Wells Fargo’s Corporate Secretary as follows:

Corporate Secretary

Wells Fargo & Company

Wells Fargo Center, MAC N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Telephone (612) 667-8655

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information that is different from what is contained in this prospectus. This prospectus is dated November 23, 2011. You should not assume that the information contained in this prospectus is accurate as of any date other than such date, and neither the delivery to you of this prospectus nor the issuance to you of any securities covered by this prospectus will create any implication to the contrary.

RISK FACTORS

Participation in the Nonqualified Deferred Compensation Plan for Independent Contractors involves risks. Before deciding to participate in the Plan, please carefully consider the following information and the other information included or incorporated by reference in this prospectus. Neither your participating company, the Plan sponsor nor Wells Fargo, nor any of their directors, officers, employees or agents, makes any representation or warranty about any tax, financial, estate planning, or legal implications of participation in the Plan. You should consult your own tax, financial and legal advisors about your participation in the Plan.

The Plan is subject to IRC Section 409A. The failure of Plan terms or Plan administration to comply with IRC Section 409A could subject participants to significant tax penalties.

Internal Revenue Code (IRC) Section 409A has substantially changed the tax rules applicable to nonqualified deferred compensation arrangements like the Plan. Non-compliance with Section 409A and Internal Revenue Service (IRS) guidance will cause amounts to be currently includible in income and will also subject such amounts to an additional 20% penalty tax. Amounts payable as taxes due will also be subject to a higher rate of interest (specifically, the normal underpayment rate plus one percentage point).

You cannot revoke your election to defer compensation or change the date or manner you selected to receive your deferred compensation benefit.

You can elect to defer some or all of your eligible compensation that would otherwise be payable to you during the period covered by your deferral election. Once you make an election, you cannot change your election to defer that compensation, even in the event of mistakes, misunderstandings or erroneous advice. Also, you cannot change the date or manner you selected to receive payment of the deferred compensation benefit payable to you under the Plan except as may be permitted by the Plan in accordance with Section 409A. Once you make an election, you have no right to that compensation except pursuant to the terms and conditions of the Plan.

You could receive payment of your deferred compensation benefit before the date you selected and at a time when you do not want to receive payment.

Generally, we will distribute the deferred compensation benefit payable to you under the Plan beginning as of the March 1 of the year you selected for payment of that benefit to begin at the time you elected to defer compensation. However, we may accelerate payment of your deferred compensation benefit under specified circumstances, including in the event of your death or “separation of service” or upon a complete termination of the Plan. As a result, we could pay some or all of your benefit before the date you select and at a time when you do not want to receive payment.

The valuation options you select could go down in value, and you could lose your deferred compensation benefit.

The value of the deferred compensation benefit payable to you under the Plan is measured by the valuation options you select. These options might go up or down in value, and the value of your deferred compensation benefit will correspondingly increase or decrease. The Plan does not guarantee the payment of the principal amount of the compensation you defer or a minimum rate of return on amounts deferred. You could lose your entire investment in the Plan and have no deferred compensation benefit payable to you.

You must select the valuation options for your account and bear the risk that you might select valuation options that are not suitable for you.

We make no recommendations as to which valuation options you should select or how much of your account you should allocate to any particular valuation option. You must do your own analysis of the risks of selecting a particular valuation option. You also must determine which valuation options are suitable for you. We can change at any time the valuation options that are available under the Plan. If we change valuation options, we are not required to offer valuation options that are comparable to existing valuation options in terms of investment objectives or risk and return.

Once you allocate any portion of your account to the Wells Fargo common stock valuation option you cannot reallocate that portion or any earnings adjustments with respect to that portion.

You can allocate some or all of your account to a valuation option based on Wells Fargo common stock. Once you allocate any portion of your account to that valuation option, you cannot reallocate that portion (or any earnings adjustments with respect to that portion) to a different valuation option. As a result, you cannot limit or reduce your exposure to the value of Wells Fargo common stock until that portion is distributed to you, which might not occur for an extended period of time.

You do not own the valuation options you select; payment of your deferred compensation benefit depends entirely on whether WF Deferred Compensation Holdings, Inc. or Wells Fargo has the funds to pay you.

Your deferred compensation is not invested in the securities underlying the valuation options you select. For example, if you allocate a portion of your account to the Wells Fargo common stock valuation option, that portion is not actually invested in Wells Fargo common stock. Your only recourse for payment of the deferred compensation benefit payable to you under the Plan is to WF Deferred Compensation Holdings, Inc., as the entity obligated to pay that benefit to you under the Plan, and to Wells Fargo, as guarantor of that obligation.

Neither our obligation to pay your deferred compensation benefit nor Wells Fargo’s guarantee of that obligation is secured by any property or assets.

Our obligation to pay the deferred compensation benefit payable to you under the Plan and Wells Fargo’s guarantee of that obligation are unfunded and unsecured. We are not required to establish or maintain any fund or trust to fund or pay any Plan benefits. If we establish a fund or trust, all assets in the fund or trust will remain our general assets and will be available to our general creditors in the event of our bankruptcy or insolvency. You will not have any lien, prior claim or other security interest in any of our property or assets or in the property or assets of Wells Fargo. Payment of your deferred compensation benefit depends entirely on whether WF Deferred Compensation Holdings, Inc. or Wells Fargo has the funds to pay you.

The Plan is not subject to the provisions or protections of ERISA.

The Plan is not subject to the reporting, disclosure, participation, vesting, funding, fiduciary responsibility, or other requirements of the Employee Retirement Income Security Act of 1974.

We are not required to hedge our obligations under the Plan; if we do hedge our obligations, you have no claim on any securities we might buy or any profits we might make from our hedging activities.

We are not required to purchase the securities to which the valuation options are indexed or otherwise hedge our exposure under the Plan. If we do hedge our exposure by purchasing or selling interests in the valuation options or purchasing or selling derivative or other instruments, you will have no interest in those securities or instruments or in the profits or losses from those hedging activities.

We cannot guarantee deferral of your taxes, and you could be subject to interest and penalties if you are required to recognize compensation in the year deferred.

Our expectation is that you will not be subject to federal income tax on amounts credited to your account until we distribute those amounts to you. However, we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service as to the tax consequences of participating in the Plan. The expected tax treatment of participation in the Plan depends on compliance with all applicable law, regulations and rulings, including IRC Section 409A. If the IRS were to successfully challenge the deferred tax treatment, you could be required to recognize the compensation in the year deferred, or another year prior to the intended distribution date. This could subject you to substantial penalties on amounts recognized as compensation and to interest on taxes due.

Changes in the Internal Revenue Code, U.S. Treasury Department regulations, and court and administrative rulings and decisions could have a significant impact on the design, operation and tax treatment of the Plan, possibly with retroactive effect.

The discussion in this document of the expected U.S. federal income tax consequences of participation in the Plan is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Department regulations, IRS guidance, and court and administrative rulings and decisions in effect as of the date of this document. These laws, regulations, guidance and rulings could change at any time, possibly retroactively, and any change could affect the continuing validity of that discussion.

WF DEFERRED COMPENSATION HOLDINGS, INC.

WF Deferred Compensation Holdings, Inc. is a wholly owned subsidiary of Wells Fargo formed solely to issue the deferred compensation obligations under the Plan. WF Deferred Compensation Holdings, Inc.’s principal executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is 1-866-878-5865. References in this prospectus to “we,” “our,” “us” and the “Plan sponsor” are to WF Deferred Compensation Holdings, Inc. unless the context indicates otherwise.

WELLS FARGO & COMPANY

Wells Fargo & Company is a nationwide, diversified community-based financial services company organized under the laws of the state of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. Its businesses provide banking, insurance, investments, mortgages and consumer and commercial finance through stores, the internet and other distribution channels across North America and elsewhere internationally.

Wells Fargo is a legal entity separate and distinct from its banking and non-banking subsidiaries. The right of Wells Fargo—and thus the right of its creditors—to participate in any distribution of assets or earnings of any subsidiary, other than in Wells Fargo’s capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. Wells Fargo’s principal source of funds to pay dividends on its common stock and pay its debt and other obligations is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that Wells Fargo’s bank and other subsidiaries can pay to Wells Fargo.

Wells Fargo’s principal executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is 1-866-878-5865.

References in this prospectus to “Wells Fargo” are to Wells Fargo & Company.

WELLS FARGO’S RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.38	2.85	1.60	3.64	4.32	4.17	5.73
Including interest on deposits	2.01	1.81	1.33	2.68	3.21	3.11	4.19

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:

Excluding interest on deposits	3.38	2.85	1.50	1.90	3.61	3.49	4.58
Including interest on deposits	2.01	1.81	1.28	1.69	2.84	2.75	3.58

•	The ratio of earnings to fixed charges is calculated as follows:

    (income before income taxes*) - (net income from noncontrolling interests) + (fixed charges) – (capitalized interest)

(fixed charges)

•	The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

    (income before income taxes*) - (net income from noncontrolling interests) + (fixed charges) – (capitalized interest)

(fixed charges) + (pretax earnings required to cover preferred stock dividends)

•	Pretax earnings required to cover preferred stock dividends are calculated as follows:

        preferred stock dividends

1 – (effective income tax rate)

•	Fixed charges, excluding interest on deposits, consist of:

•	interest on short-term borrowings and long-term debt;
•	amortization of debt issuance expense;
•	capitalized interest; and
•	one-third of net rental expense, which Wells Fargo believes is representative of the interest factor.

•	Fixed charges, including interest on deposits, consist of all the items listed immediately above plus interest on deposits.

•	The preferred stock dividends, including accretion, were increased to amounts representing the pretax earnings that would be required to cover such dividend and accretion requirements.

*	Before effects of changes in accounting principles.

Wells Fargo has included these computations to comply with SEC regulations. Wells Fargo believes, however, that the fixed charge ratios are not meaningful measures of its business due to two factors. First, even if Wells Fargo’s net income did not change, its ratios would decline if the proportion of its income that is tax exempt increased. Conversely, Wells Fargo’s ratios would increase if the proportion of its income that is tax exempt decreased. Second, even if Wells Fargo’s net income did not change, its ratios would decline if its interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, Wells Fargo’s ratios would increase if its interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

DEFERRED COMPENSATION OBLIGATIONS

We describe below the deferred compensation obligations to be issued by us under the Plan. The description is qualified by reference to the Plan document, a copy of which can be obtained by contacting us as follows: WF Deferred Compensation Holdings, MAC T5340-040, 6333 N. State Highway 161, Suite 400, Irving, Texas 75038, (972) 870-6435. Before deciding to participate in the Plan, you should read the entire Plan, as it might contain information that is important to you and that we do not describe below.

Purpose of the Plan

We are sponsoring the Plan to help participating companies attract and retain independent contractors who perform investment, financial or other qualifying services for or with respect to those companies.

Eligibility to Participate in the Plan

The Plan establishes the rules that we use to determine whether you are eligible to defer compensation under the Plan. Under these rules, to defer compensation under the Plan, you must:

•	be classified and treated as an independent contractor by a participating company;

•	perform investment or other financial services for the participating company that are “qualified services” under the Plan;

•	be designated as eligible to participate in the Plan by the participating company and us; and

•	be on a calendar tax year.

Even if you meet these rules, we can determine, in our discretion, that you are ineligible to participate in the Plan for other reasons. In addition, we may determine, in our discretion, that you are no longer eligible to participate in the Plan, in which case any deferral election made prior to such determination that applies to a later Plan year will be void, but any deferral election made prior to your loss of eligibility that applies to the Plan year in which such determination is made will remain in effect. Our eligibility determinations are final and binding on you.

Under no circumstances can you participate in the Plan if you are classified or treated as a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor.

Deferral Elections

Eligible Compensation. Your participating company determines the form of compensation that you can defer under the Plan, subject to the Plan and our approval as the Plan sponsor. Generally speaking, participants can defer commissions from the sale of investment products and net advisory service fees payable to them by their respective participating companies. You can defer eligible compensation in whole percentage increments or in increments of $100.

Deferral Election. As Plan sponsor, we will prescribe from time to time the method for making your deferral election. You must make a separate election for each year. The election must specify the eligible compensation to be deferred, the valuation option(s) selected and the time and manner of distribution of your deferred compensation benefit. Your election must be filed with and accepted by us before the first day of the Plan year in which the compensation will be earned. As described above, you will not be able to participate in the Plan if you do not have a calendar tax year. It is your responsibility to determine your tax year and not to participate if you do not have a calendar tax year. If you do not have calendar tax year and nonetheless participate in the Plan, you may be subject to penalties and interest for non-compliance with tax laws.

As part of prescribing the method for making your deferral election, we can impose additional restrictions, consistent with the Plan, on matters covered by the election, including additional restrictions on the date you can select for commencement of distribution of the deferred compensation benefit covered by the election. Generally, we will describe any additional restrictions in the deferral election form.

Once made, your deferral elections are irrevocable and you have no further right to the compensation deferred under your elections except pursuant to the terms and conditions of the Plan.

Deferral Accounts. We will maintain a deferral account for you if you defer compensation under the Plan and a transfer account for you if you have a balance from another deferred compensation plan transferred to the Plan. The accounts will be credited as follows:

•

Deferred compensation accounts will be credited with the amount that you elect to defer. The accounts will be credited as of the close of business on the date the compensation otherwise would have been payable to you.

•	Transfer accounts will be credited in the amount and at the time specified under the terms of the merger of your old plan with the Plan. Refer to “Transfer Accounts.”

Valuation Options

We will value the deferred compensation benefit payable to you under the Plan based on the valuation options you select as part of your deferral election, subject to certain limitations, described below. Amounts allocated to a valuation option are deemed to be invested in that valuation option and are increased or decreased to reflect all earnings, losses, distributions (including dividends and capital gains and losses), charges, fees and other changes in value that would have been incurred through such an investment. You have no direct interest, however, in any of the valuation options. See “Risk Factors” above.

Once a year, you can request to reallocate some or all of your existing deferred compensation account balance among the valuation options made available by the Company under the Plan except that you cannot reallocate any portion of your account balance previously allocated to the Wells Fargo common stock valuation option. We will prescribe from time to time the method for reallocating your account balances. We will also prescribe the deadline by which we must receive your reallocation request for it to be effective for the following calendar year. If you have a transfer account, your ability to reallocate amounts in that account could be subject to special rules including a prohibition against such reallocation. Refer to “Transfer Accounts” below. If accepted by the Company, reallocations are effective as of the first business day of the calendar year to which they apply.

Because the value of the deferred compensation benefit payable to you under the Plan depends on the valuation options you select, your participation in the Plan involves risks that are borne solely by you. We make no representations about the performance or risk and return characteristics of any valuation option. See “Risk Factors” above.

As Plan sponsor, we will determine which valuation options to make available under the Plan. We can change the available valuation options without notice to you. If we change the available valuation options and do not timely receive from you a properly completed reallocation request, we can allocate your account in our discretion among one or more investment options then available under the Plan.

The Plan currently offers the valuation options set forth below. Different valuation options may apply to transfer accounts. See “Transfer Accounts.”

Two-Year U.S. Treasury Securities. Amounts allocated to the two-year U.S. Treasury securities valuation option are indexed to the rate of return for the Bloomberg U.S. Government Index for two-year U.S. Treasury securities. The rate of return from this valuation option is adjusted monthly based on the Bloomberg index return at the beginning of the month.

Wells Fargo Common Stock.

Share Equivalents. Amounts allocated to the Wells Fargo common stock valuation option are converted to share equivalents based on the New York Stock Exchange closing price of a share of Wells Fargo common stock as of the business day immediately preceding the day your account is credited.

Cash Dividends. We will credit your account with additional share equivalents to reflect cash dividends paid on Wells Fargo common stock based on the number of share equivalents credited to your account as of the record date for the dividend and the New York Stock Exchange closing price of a share of Wells Fargo common stock as of the business day immediately preceding the dividend payment date.

Other Adjustments. We will adjust the number of share equivalents credited to your account to reflect changes in the outstanding Wells Fargo common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change.

No Voting Rights. You have no voting rights with respect to any share equivalents credited to your account.

Wells Fargo common stock trades on the New York Stock Exchange under the symbol “WFC,” and its price fluctuates. For any given quarter, Wells Fargo’s board of directors determines whether dividends will be declared and the amount of any dividends. There is no assurance that Wells Fargo will pay dividends in the future.

Because the amounts in this valuation option are treated as if invested in only one common stock, there is a greater risk involved in this valuation option than other valuation options available under the Plan due to lack of diversification.

Once you allocate or reallocate any portion of your account to a valuation option based on Wells Fargo common stock, you cannot reallocate that portion (or any earnings adjustments with respect to that portion) to a different valuation option.

Valuation Adjustments

Your account will be valued as of each business day. As of each valuation date, the value of your account as of the immediately preceding valuation date (the previous account value) may increase or decrease as a result of the following adjustments made in the following order:

(1)	The previous account value is reduced by the total amount distributed from the account since the prior valuation date.

(2)	The previous account value, as adjusted under (1) above, is increased by the total amount of compensation you deferred since the prior valuation date.

(3)	The previous account value, as adjusted under (1) and (2) above, is increased or decreased, as applicable, to reflect earnings, losses, distributions (including dividends and capital gains and losses), charges, fees and other changes in value of the valuation options for the account.

(4)	The previous account value, as adjusted under (1), (2) and (3) above, is reduced by the total amount distributed from the account as of the current valuation date.

Account Distributions

Commencement of Distribution. Subject to the limited exceptions described below, we will distribute, or in the case of installments begin to distribute, amounts in your account on the earliest of the following dates:

•

March 1 of the year you selected in your deferral election or, if you subsequently elected to defer commencement in accordance with the Plan (as discussed below), March 1 of the year you selected in the subsequent election;

•	March 1 immediately following the earliest to occur of the following events:

•	your death; or

•	your “separation from service” within the meaning of IRC Section 409A(a)(2)(A)(i).

•	the date on which all outstanding accounts are distributed due to a “complete termination” of the Plan that satisfies the requirements of Treasury Regulation §1.409A-3(j)(4)(ix).

Section 409A(a)(2)(A)(i) provides, generally, that a separation from service will occur upon expiration of all contracts under which you perform services for your participating company or any other affiliate of the Plan sponsor as long as such expiration constitutes a good-faith and complete termination of the contractual relationship. A separation of service will not occur if your participating company or any other affiliate of the Plan sponsor anticipates either a renewal of the contractual relationship or hiring you as an employee.

Provided you have not had a separation from service, you may elect a new distribution commencement date for a deferral account that is at least five years after your previously elected distribution commencement year as long as the subsequent election is made at least 12 months prior to the previously elected commencement year. A subsequent election will not take effect until at least 12 months after the date on which it is filed and will not change the manner of distribution (lump sum or installments) applicable to that deferral account. Only one such election may be made for each deferral account.

Manner of Distribution. You can elect to receive payment of your account in annual installments not to exceed 10. If you elect this option, we will pay each annual installment as of the first day of March. We will determine the amount of each installment by dividing the amount credited to your account as of the payment date for that installment by the number of remaining installments (including the payment being determined). We will continue to adjust the balance of your account after payment of an installment based on your valuation options. Alternatively, you can elect to receive payment of your account in a single lump sum payment. If you elect this option, we will distribute your account in a single lump sum payment. Notwithstanding your election to be paid in installments, if at the time payment is to first commence the value of your entire deferred compensation benefit is equal to or less than a specified threshold amount, we will distribute a lump sum payment from your account provided the payment results in the termination and liquidation of your entire Plan interest as specified in the Plan. In addition, in the event of a complete termination of the Plan, we will distribute all of your account balances in a single lump sum payment. If you have a transfer account, your ability to select the manner of distribution could be subject to special rules. Refer to “Transfer Accounts” below.

Form of Distribution. We will distribute in shares of Wells Fargo common stock all amounts payable to you under the Plan that are allocated to a valuation option based on Wells Fargo common stock. Distributions of Wells Fargo common stock are subject to all federal and state securities laws and all other applicable rules and regulations, which means, for example, we might delay distribution of Wells Fargo common stock to comply with securities laws. All other amounts payable to you under the Plan are distributed in U.S. dollars.

Tax Withholding. We can withhold the amount of any applicable tax required to be withheld by us under applicable law with respect to any amount payable to you under the Plan. Your participating company has the same ability with respect to any tax required to be withheld by the participating company.

Unforeseeable Emergency. A participant may withdraw all or a portion of his or her account balances due to an “unforeseeable emergency” subject to the terms and conditions of the Plan including:

•

“Unforeseeable emergency” means a severe financial hardship resulting from (i) illness or accident of the participant or his or her spouse, beneficiary or dependent, (ii) loss of the participant’s home or property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances beyond the control of the participant. Needs such as the following may constitute unforeseeable emergencies: (1) imminent foreclosure of or eviction from the participant’s primary residence; (2) funeral expenses for the participant’s spouse, beneficiary or dependent; or (3) uninsured medical expenses of the participant or his or her spouse, beneficiary or dependent.

•	Withdrawals are available both before and after a participant’s separation from service.

•

Withdrawals are not permitted to the extent the participant’s hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the participant’s assets (to the extent liquidation would not cause a severe financial hardship), or by cessation of deferrals under the Plan. For this purpose, any additional compensation that is available from a qualified employer plan (including any loan) or that, due to the unforeseeable emergency, is available under another nonqualified deferred compensation plan may be disregarded.

•	If a participant takes a withdrawal, any deferral election for the year in which the withdrawal occurs will be terminated and no eligible compensation will be deferred for the remainder of that year.

•

The amount withdrawn shall not exceed the amount reasonably necessary to satisfy the unforeseeable emergency (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal).

•

Withdrawal requests must be made in writing and are subject to our approval. We have discretionary authority to determine the extent to which payment will be made. The participant must supply any financial or other information we determine is necessary to determine whether to permit the withdrawal.

•

The participant’s account balances will be reduced by the amounts withdrawn. If the participant has more than one account, we will designate how the withdrawal amount is allocated among those accounts at the time the withdrawal is paid.

Beneficiaries. You can designate, on a form prescribed by and filed with us, one or more primary or alternative beneficiaries to receive the amounts payable to you under the Plan in the event of your death. If you fail to designate a beneficiary, or revoke a prior designation without designating a new beneficiary, or fail to designate a beneficiary who survives you, then amounts payable to you under the Plan will be paid to the first class of the following classes of automatic beneficiaries with a member surviving you and, except in the case of surviving issue, in equal shares if there is more than one member of the class surviving you:

•	your surviving spouse;

•

equally to your children, except that if any of your children predecease you but leave descendants surviving, the descendants will take by right of representation the share their parent would have taken if living;

•	your surviving parents equally;

•	your surviving brothers and sisters equally; or

•	representative of your estate.

Administration

We administer the Plan. In that capacity, we interpret and construe the Plan and determine all factual and legal questions under the Plan, including the entitlement of participants and beneficiaries to benefits under the Plan. Our interpretations and factual and legal determinations are final and binding on participants. We can delegate authority for the administration and operation of the Plan to one or more persons or to a committee of persons, including persons who are not our directors, officers or employees.

Amendment and Termination

We can amend (prospectively or retroactively) or terminate the Plan at any time and for any reason without notice to participants. No amendment or termination may diminish or delay the benefit payable under the Plan to a participant without the written consent of the participant except that we can, without the consent of the participant, modify the time and form of payment of any such benefit to the extent permitted under IRC Section 409A.

Changes in Control

The Plan currently does not require us to accelerate payment of amounts payable to you under the Plan in the event of a change of control.

No Transferable Interest in Plan

You cannot transfer, pledge or assign any interest in amounts payable to you under the Plan. We will not recognize any such transfer, pledge or assignment.

No Impact on Relationship

Neither the Plan nor any action taken under the Plan will limit or restrict the Plan sponsor, your participating company or any other affiliate of the Plan sponsor from terminating any agreement with you or from treating you without regard to the effect such treatment might have on you as a participant in the Plan.

TRANSFER ACCOUNTS

We describe below some of the terms that applied to the transfer to the Plan of balances under the deferred compensation plan of H.D. Vest, Inc., a former wholly owned subsidiary of Wells Fargo. Appendix A to the Plan contains the actual terms that governed the merger of the H.D. Vest plan into the Plan. We have filed a copy of the Plan, including Appendix A, as an exhibit to the registration statement that includes this prospectus. Appendix A is incorporated by reference into this prospectus. Except for changes to Appendix A in response to IRC Section 409A, if there are any differences between the information below and the information in Appendix A, rely on Appendix A as it will control. See “Where You Can Find More Information” for information on where you can read, and how you can obtain a copy of, the registration statement including exhibits.

Merger of H.D. Vest Plan

Effective January 1, 2002, the H.D. Vest plan was merged with and into the Plan. As a result of the merger, the H.D. Vest plan ceased to exist and H.D. Vest, Inc.’s deferred compensation obligations under the H.D. Vest plan were replaced with our deferred compensation obligations issued under the Plan and guaranteed by Wells Fargo.

As of January 1, 2002, we established a transfer account under the Plan for each participant in the H.D. Vest plan who as of December 31, 2001 had a benefit payable under the H.D. Vest plan. The amount credited to a participant’s transfer account was based on the benefit payable to the participant as of December 31, 2001 under the H.D. Vest plan.

Transfer Account Conversion

Each Plan participant with such a transfer account was given a one-time opportunity to convert, on the terms and conditions set forth in Appendix A, his or her transfer account to the Plan terms that apply to deferred compensation accounts.

If a participant elected to convert his or her transfer account, we credited the account with an additional amount so that the amount credited to the account, after such credit, equaled the present value of the participant’s projected benefit under the H.D. Vest plan as of the expiration of the deferral periods elected by the participant under the H.D. Vest plan and in effect as of December 31, 2001, assuming continued service as an independent contractor for the remaining portion of the deferral periods elected, discounted back to the election effective date at an annual rate of five percent (5%). A participant who elected to convert his or her transfer account was required to allocate the account to one or more of the valuation options available under the Plan for deferred compensation accounts and/or to a valuation option indexed to a rate of return equivalent to the five percent (5%) annual rate used to calculate the present value of the transfer account. A participant who allocated any portion of his or her transfer account to a valuation option based on Wells Fargo common stock was prohibited (and continues to be prohibited) from reallocating that portion (or any earnings adjustment with respect to that portion) to a different valuation option.

If a participant did not elect to covert his or her transfer account, the account remained (and continues to remain) subject to the terms that applied to the benefit payable under the H.D. Vest plan except as those terms have been modified by Appendix A and may be modified in response to IRC Section 409A. In addition, the participant’s participation in the Plan was limited (and continues to be limited) to having his or her benefit payable under the Plan determined and distributed to the participant in accordance with the terms that applied to the determination and distribution of the benefit payable to the participant under the H.D. Vest plan except as those terms have been modified by Appendix A and may be modified in response to IRC Section 409A.

THE GUARANTEE

We describe below the guarantee to be issued by Wells Fargo with respect to the deferred compensation obligations. We have filed a copy of the guarantee as an exhibit to the registration statement that includes this prospectus. The guarantee is incorporated by reference into this prospectus. If there are any differences between the information below and the guarantee, rely on the guarantee as it will control. See “Where You Can Find More Information” for information on where you can read, and how you can obtain a copy of, the registration statement including exhibits.

Wells Fargo & Company, our parent company, has fully and unconditionally guaranteed our deferred compensation obligations under the Plan to the extent that we do not pay them. Wells Fargo’s guarantee is a guarantee of payment and not of collection. This means that participants can enforce their rights under the guarantee directly against Wells Fargo without suing us. Wells Fargo discharges the guarantee only by payment in full of our deferred compensation obligations under the Plan to the extent not paid by us.

The guarantee is a general, unsecured and unfunded obligation of Wells Fargo. The rights of Plan participants under the guarantee rank no greater than the rights of other general unsecured creditors of Well Fargo. Wells Fargo is not required to set aside or earmark any assets or funds or establish or maintain any fund, escrow or trust fund for purposes of the payment of any amounts under the Plan or the guarantee. No participant in the Plan has any lien, prior claim or other security interest in the assets, funds or property of Wells Fargo.

The guarantee does not include any covenant or restriction on the business of Wells Fargo or any of its subsidiaries. In particular, the guarantee does not limit, restrict or prevent Wells Fargo from issuing any debt, obligations, commitments or securities that are secured by the assets of Wells Fargo or that have payment priority over its obligations under the guarantee or from entering into a merger, consolidation or other business combination or effecting a restructuring or reorganization.

U.S. FEDERAL INCOME TAX CONSEQUENCES

We expect the U.S. federal income tax consequences of participation in the Plan to be as summarized below. We cannot guarantee that the actual consequences will be the same as our expectations. The summary is qualified as discussed below. Please also refer to “Risk Factors.”

Qualifications. Please keep in mind the following when reading the summary:

•

The applicable provisions of the Internal Revenue Code of 1986, as amended (IRC), are complex. As a result, the summary sets forth only the general tax principles affecting the Plan. These general tax principles are subject to change as a result of subsequent court decisions, legislation, regulations, and/or administrative rulings, any of which could be applied on a retroactive basis or with retroactive effect.

•

You could be subject to state, local or foreign income taxes as a result of your election to defer compensation under the Plan or other participation in the Plan, and you should refer to the applicable laws in those jurisdictions.

•

We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service (IRS) regarding the U.S. federal income tax consequences of participation in the Plan. The IRS is not bound by our expectations regarding the tax deferred treatment of the Plan. The IRS might take a contrary position. In addition, the expected tax treatment of participation in the Plan depends on compliance with all applicable law, regulations and rulings. If the IRS were to successfully challenge the deferred tax treatment, you could be required to recognize the compensation as ordinary income in the year deferred. This could subject you to substantial penalties on amounts includible in your income and to interest on taxes due.

•	The payout schedule you select under the Plan could affect the total amount of taxes (including self-employment taxes) payable with respect to amounts distributed under the Plan.

•	You should consult your own tax counsel on questions regarding tax liabilities arising from your participation in the Plan.

To Participants.

General. Participants in the Plan are general, unsecured creditors of the Plan sponsor with respect to the right to receive distributions under the Plan. As a result, assuming you elect to defer your compensation prior to the performance of the services to which the compensation relates, we expect that:

•

You will not recognize the deferred compensation as ordinary income for U.S. federal income tax purposes until the deferred compensation is actually distributed or made available to you under the Plan.

•

At the time the deferred compensation is distributed or made available to you (or your beneficiary) under the Plan, you (or your beneficiary) will recognize ordinary income equal to the amount distributed or made available to you, including any appreciation in your Plan account.

•

At the time the deferred compensation is distributed or made available to you under the Plan, you will be subject to self-employment taxes with respect to the amount distributed or made available to you.

If a court or the IRS determines that any amount credited to your Plan account is includable in your taxable income prior to distribution of the amount, we will distribute that amount to you immediately to the extent permitted under IRC Section 409A.

Transfer Accounts. With respect to amounts credited to your transfer account in connection with the merger of the H.D. Vest plan into the Plan, we expect that:

•	You will not be subject to federal income tax on such amounts until they are distributed or made available to you under the Plan.

•

You will not be subject to federal income tax on any additional amount credited to your transfer account as a result of your allocation of some or all of your transfer account to the Wells Fargo common stock valuation option until distributed or made available to you under the Plan.

•

At the time amounts in your transfer account are distributed or made available to you under the Plan, you will recognize ordinary income equal to the amounts distributed or made available to you, including any appreciation in your transfer account and any additional amount credited to your transfer account as a result of your allocation of some or all of your transfer account to the Wells Fargo common stock valuation option.

•

At the time amounts in your transfer account are distributed or made available to you under the Plan, you will be subject to self-employment taxes with respect to the amount distributed or made available to you, including any appreciation in your transfer account and any additional amount credited to your transfer account as a result of your allocation of some or all of your transfer account to the Wells Fargo common stock valuation option.

To the Plan Sponsor and/or Participating Companies. Neither we nor your participating company will be allowed any income tax deduction for compensation deferred under the Plan until the compensation is distributed or made available to participants under the Plan, and only then to the extent such compensation satisfies the general rules concerning deductibility of compensation. Under current provisions of the IRC, we believe that we are not required to withhold or otherwise collect income, self-employment or other payroll taxes with respect to distributions under the Plan.

PLAN OF DISTRIBUTION

One or more broker-dealer subsidiaries of Wells Fargo will distribute the securities covered by this prospectus. No discounts, commissions or other compensation will be paid in connection with the distribution of the securities covered by this prospectus.

EXPERTS

The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report covering the December 31, 2010 consolidated financial statements refers to the Company’s adoption of a new accounting standard, effective January 1, 2010, related to its involvement with variable interest entities and the Company’s change in its method of evaluating other than temporary impairment for debt securities in 2009 and certain investment securities in 2008.

LEGALITY OF SECURITIES

Jeannine E. Zahn, Senior Counsel for Wells Fargo & Company, has rendered an opinion about the legality of the securities to be issued by the Plan sponsor and about the legality of the securities to be issued by Wells Fargo. Ms. Zahn owns, or has the right to acquire, a number of shares of Wells Fargo’s common stock which represents less than 0.1% of the total outstanding common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee	$381.23
Accounting Fees and Expenses*	15,000
Printing and Mailing Expenses*	5,000
Miscellaneous*	5,000

Total*	$25,381.23

*	Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with litigation. Article Fourteenth of the restated certificate of incorporation of Wells Fargo & Company, as amended, provides for broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

ITEM 16. EXHIBITS

See Exhibit Index.

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 23, 2011.

WF DEFERRED COMPENSATION HOLDINGS, INC.

By:	/s/ Hope A. Hardison
Hope A. Hardison
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 23, 2011 by the following persons in the capacities with WF Deferred Compensation Holdings, Inc. indicated:

/s/ Hope A. Hardison Hope A. Hardison	President and Director (Principal Executive Officer)

/s/ Timothy J. Sloan Timothy J. Sloan	Executive Vice President, Treasurer and Director (Principal Financial Officer)

/s/ Richard D. Levy Richard D. Levy	Executive Vice President (Principal Accounting Officer)

/s/ James M. Strother James M. Strother	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 23, 2011.

WELLS FARGO & COMPANY

By:	/s/ John G. Stumpf
John G. Stumpf Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 23, 2011 by the following persons in the capacities with Wells Fargo & Company indicated:

/s/ John G. Stumpf John G. Stumpf	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Timothy J. Sloan Timothy J. Sloan	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Richard D. Levy Richard D. Levy	Executive Vice President and Controller (Principal Accounting Officer)

JOHN S. CHEN	)
LLOYD H. DEAN	)
SUSAN E. ENGEL	)
ENRIQUE HERNANDEZ, JR.	)
CYNTHIA H. MILLIGAN	)	A majority of the Board of directors of
NICHOLAS G. MOORE	)	Wells Fargo & Company
PHILIP J. QUIGLEY	)
JUDITH M. RUNSTAD	)
JOHN G. STUMPF	)
STEPHEN W. SANGER	)
SUSAN G. SWENSON	)

*John G. Stumpf, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by the directors named and filed with the Securities and Exchange Commission on behalf of such directors.

By:	/s/ John G. Stumpf
John G. Stumpf, Attorney-in-Fact

EXHIBIT INDEX

Number	Description

4(a)	Restated Certificate of Incorporation of Wells Fargo, as amended (incorporated by reference to Exhibit 3(a) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

4(b)	By-Laws of Wells Fargo (incorporated by reference to Exhibit 3.1 to Wells Fargo’s Current Report on Form 8-K filed January 28, 2011).

4(c)	WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors (incorporated by reference to Exhibit 10(x) to Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2007).

4(d)	Amendment to WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors, effective January 1, 2009 (incorporated by reference to Exhibit 10(w) to Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2009).

4(k)	Guarantee by Wells Fargo to and for the benefit of participants of the WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors (incorporated by reference to Exhibit 4.19 to Wells Fargo’s Registration Statement on Form S-3 dated January 4, 2002).

5(a)	Opinion of Jeannine E. Zahn, Senior Counsel of Wells Fargo (filed herewith).

8(a)	Opinion of William K. Wilcox (filed herewith).

23(a)	Consent of Jeannine E. Zahn (included as part of Exhibit 5(a)).

23(b)	Consent of William K. Wilcox (included as part of Exhibit 8(a)).

23(c)	Consent of Independent Registered Public Accounting Firm (filed herewith).

24(a)	Powers of Attorney of Wells Fargo (filed herewith).